At close of business on October 10, 2014, Nationwide HighMark Short Term
Bond Fund ("Acquiring Fund") acquired all of the net assets of Nationwide
Enhanced Income Fund and Nationwide Short Duration Bond Fund ("Target
Fund 1" and "Target Fund 2", respectively, and, collectively, the "Target
Funds"), each a series of the Trust, pursuant to a plan of reorganization approved by the Board of Trustees at a meeting held on June 11, 2014. The reorganization of Target Fund 1 was approved by the shareholders of Target
Fund 1 at a meeting held on September 25, 2014 and the reorganization of
Target Fund 2 was not required to be approved by the shareholders of
Target Fund 2. The purpose of the reorganization was to combine funds managed by NFA that had comparable investment objectives and strategies.
The reorganization was accomplished by a tax free exchange of 8,489,530 shares of the Acquiring Fund, valued at $85,070,066, for the assets of the Target Funds. The investment portfolios of Target Fund 1 and Target
Fund 2, with fair values of $9,311,121 and $74,054,333 and identified costs of $9,294,829 and $74,172,976, respectively at October 10, 2014, were the principal assets acquired by the Acquiring Fund. The net assets of the Acquiring Fund immediately before the acquisition were
$402,921,036. The combined net assets of the Acquiring Fund immediately following the acquisition were $487,991,102. For financial reporting purposes, assets received and shares issued by the Acquiring Fund were recorded at the then current fair values; however, the cost basis of the investments received was carried forward to align ongoing reporting of the Acquiring Fund's realized and unrealized gains and losses with amounts distributable to shareholders for tax purposes. Shareholders of
Class A, Class C, Institutional Service Class, and Institutional Class
shares of the Target Funds received a number of shares relative to the net assets received of the corresponding class of the Acquiring Fund.
Shareholders of Class R and Service Class shares of the Target Funds received a number of shares relative to the net assets received of Class
A of the Acquiring Fund.

The following is a summary of Shares Outstanding, Net Assets, Net Asset
Value Per Share and Net Unrealized Appreciation/(Depreciation)
immediately before and after the reorganization.

Fund/Class          Shares
Net
Net Asset Value
Net Unrealized
        Outstanding       Assets    Per Share
      Appreciation/
           (Depreciation)

Target Fund 1

Nationwide
Enhanced
Income Fund

      $    16,292

 Class A
    677,117   $  6,011,509 $      8.8781

Class R*
        905
  8,019  8.8631

 Institutional
 Service Class
     460,856      4,097,235  8.8905

 Institutional
 Class
      34,235        303,883  8.8764
Target Fund 2

Nationwide Short
Duration Bond Fund

      $       (118,643)

 Class A
  3,206,319   $ 32,267,781 $     10.0638

Class C
    559,400      5,634,335
10.0721

Institutional
 Service Class
    529,503      5,326,593
10.0596

Institutional
 Class
     907,171      9,128,723
10.0628

Service Class*
  2,215,592     22,291,988
10.0614
Acquiring Fund

Nationwide
HighMark Short
Term Bond Fund

       $    431,984

 Class A
  4,356,588   $ 43,606,045 $     10.0092

Class C
  1,737,342     17,602,857
10.1321

 Institutional
 Service Class
  8,327,885     83,465,304
10.0224

 Institutional
 Class
  25,757,782    258,246,830
10.0260
After
Reorganization

Nationwide
HighMark Short
Term Bond Fund

         $       329,633

Class A
 10,408,944  $ 104,185,342 $     10.0092

Class C
  2,293,429     23,237,192
10.1321

Institutional
 Service Class
  9,268,161     92,889,132
10.0224

Institutional
 Class
  26,698,593    267,679,436
10.0260

The following pro forma information for the year ended July 31, 2014 is provided as though the reorganization had been completed on August 1,
2013, the beginning of the annual reporting period for the Fund:

* Net investment income $3,477,246;
* Net gain on investments $804,677;
* Net change in unrealized appreciation/(depreciation) $338,289; and
* Net increase in net assets resulting from operations $4,620,212.

Because the Fund's combined investment portfolio has been managed as a single integrated portfolio since the reorganization was completed, it is not practical to separate the amounts of revenue and earnings of the
Target Funds that have been included in the Acquiring Fund's Statement of
Operations since July 31, 2014.